Exhibit 23(j)

                                           Independent Auditors' Consent

The Board of Trustees of
The Flex-funds and Money Market Portfolio

We consent to the use of our reports incorporated by reference herein dated March 15, 2004 on the financial statements of The Flex-funds (comprising The Total Return Utilities, The Muirfield, Highlands Growth, U.S. Government Bond, Money Market, Aggressive Growth and Dynamic Growth Funds) , and Money Market Portfolio, as of December 31, 2003 and for the periods indicated therein and to the references to our firm under the headings "Financial Highlights" in the prospectus and "Additional Information - Auditors" in the Statement of Additional Information.


                                                                       KPMG LLP



Columbus, Ohio
April 26, 2004